Exhibit 99.1

CONTACTS: Dennis Oates	Douglas McSorley	June Filingeri
Chairman,	VP Finance, CFO	President
President and CEO	and Treasurer	Comm-Partners LLC
(412) 257-7609	(412) 257-7606	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS ANNOUNCES AGREEMENT TO PURCHASE ASSETS OF PATRIOT SPECIAL METALS

- Adds State-of-the-Art Radial Forge and 18-Ton Vacuum Induction Furnace (VIM)

- Adds Vacuum Arc Remelting (VAR) and Electroslag Remelting (ESR)

- Targets Further Penetration of Growing Markets with Higher Value Products

BRIDGEVILLE, PA, June 14, 2011 – Universal Stainless & Alloy Products, Inc. (NASDAQ: USAP) announced today that it has signed an agreement to purchase the assets of Patriot Special Metals located in North Jackson, Ohio. Patriot Special Metals is a substantially completed greenfield facility that includes a state-of-the-art radial forge in the initial startup phase and a Vacuum Induction Melting (VIM) facility which is scheduled to be completed by Universal Stainless for production in the first quarter of 2012. The facility also includes two Vacuum Arc Remelt (VAR) furnaces, scheduled for a fourth quarter, 2011 startup, and related equipment for heat treating and finishing long products including trepanning.

This acquisition will broaden the production capabilities of Universal, expand its product range in higher value, higher margin products and enable its entry into new market niches. Specifically, the addition of the largest hydraulic radial forge in the Western Hemisphere will expand the Company’s products to include large and long forged squares, rounds, bars and custom shapes for Aerospace, Power Generation, Petrochemical and General Industrial Tool Steel and Shafting applications. Numerous specialty metals producers have also expressed strong interest in utilizing the unique characteristics of the radial forge to supplement their in-house hot working capacity. Adding VIM - VAR capability will enable Universal to enter selected global high nickel alloy and super alloy markets for aerospace parts, landing gear, helicopter rotor masts and gears and non-magnetic drill collars for oil and gas exploration.

The radial forge will also make a significant positive contribution to Universal’s commitment to providing unparalleled customer service by further reducing cycle and lead times on existing business. The ability to process larger, longer pieces is expected to improve yields while producing excellent cross sectional integrity. Lastly, the additional business acquired due to the capabilities of the forge will increase the utilization of the recently-upgraded melt shop at the Bridgeville plant.

The purchase price for the assets is $104.5 million subject to certain adjustments and an additional $25 million for the completion of equipment installation. Universal will fund the initial transaction and subsequent capital requirements through a combination of internal cash, bank financing and a $20 million convertible note to the seller. PNC Capital Markets LLC will act as Lead Arranger and Administrative Agent on new credit facilities to finance the acquisition.

The transaction is expected to close by the end of July 2011, subject to customary closing conditions including regulatory approvals and the completion of bank financing. It is expected to be accretive to earnings in the first quarter of 2012 when the facility will be fully operational.

In a separate action, the Universal Board of Directors approved a $6 million capital expenditure for the addition of an Electro Slag Remelt Furnace to be installed in North Jackson, enhancing the Company’s ability to respond to the recovery in power generation demand Chairman, President and CEO Dennis Oates commented: “This acquisition will significantly strengthen our industry position, enabling Universal to better respond to the needs of customers and to seize additional global opportunities in the Aerospace, Power Generation, Petrochemical and Heavy Industrial markets. We expect that with the addition of the North Jackson facility, the Company will substantially increase revenues and more than double net income by 2014. This is a transformative step that will fast-track the execution of our strategy to accelerate growth and increase shareholder value.”

Webcast

The Company will host a conference call for the investment community to discuss this transaction at 9:00 a.m. (Eastern) Wednesday, June 15, 2011. A simultaneous webcast of the conference call will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website for 90 days.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, petrochemical and heavy equipment manufacturing. Established in 1994, our experience, technical expertise, and dedicated workforce stand committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the receipt, pricing and timing of future customer orders, risks associated with significant fluctuations that may occur in raw material and energy prices, risks associated with the manufacturing process, labor and production yields, risks related to property, plant and equipment, risks related to acquisitions, and risks related to the ultimate outcome of the Company’s current and future litigation and regulatory matters. The Company’s actual results in future periods also may be impacted by various economic and market risk and uncertainties, many of which are beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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